Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	January 18, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its Fourth Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s fourth quarter 2023 cash distribution. The distribution of $1.007874 per common unit represents activity for the three-month period ended December 31, 2023 and is payable on February 8, 2024 to common unitholders of record as of January 29, 2024.

Cash receipts attributable to the Partnership’s Royalty Properties during the fourth quarter totaled approximately $28.3 million. Approximately 72% of these receipts reflect oil sales during September 2023 through November 2023 and gas sales during August 2023 through October 2023, and approximately 28% from prior sales periods. Cash Receipts attributable to the Partnership’s Net Profits Interests during the fourth quarter totaled approximately $4.6 million. Approximately 77% of these receipts reflect oil sales and gas sales during August 2023 through October 2023, and approximately 23% from prior sales periods.

Cash receipts attributable to lease bonus and other income during the fourth quarter totaled approximately $12.4 million.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.